UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2023

Broad Capital Acquisition Corp

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-41212	86-3382967
(Commission File Number)	(IRS Employer Identification No.)

5345 Annabel Lane

Plano, TX 75093

(Address of principal executive offices) (Zip Code)

(469) 951-3088

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Units, each consisting of one share of Common Stock, par value $0.000001 per share, and one Right to acquire 1/10 of one share of Common Stock	BRACU	The Nasdaq Stock Market LLC
Common Stock included as part of the units	BRAC	The Nasdaq Stock Market LLC
Rights included as part of the units	BRACR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On January 13, 2022, Broad Capital Acquisition Corp. (“Broad Capital”) consummated its initial public offering (the “IPO”). In connection therewith, Broad Capital entered into an Investment Management Trust Agreement, dated January 10, 2022, by and between Broad Capital and Continental Stock Transfer & Trust Company, as trustee (“Continental”) (the “Trust Agreement”). A form of the Trust Agreement was initially filed as an exhibit to Broad Capital’s Registration Statement on Form S-1 (File No. 333-258943) in connection with the IPO.

As previously announced on Form 8-K on January 13, 2023, on January 10, 2023, at 10:30 a.m. ET, Broad Capital held a special meeting of its stockholders pursuant to due notice (the “Special Meeting”). Broad Capital stockholders entitled to vote at the Special Meeting cast their votes and approved an amendment to the Trust Agreement (the “Trust Amendment Proposal”), pursuant to which the Trust Agreement was amended to extend the date on which Continental must liquidate the Trust Account established in connection with the IPO (the “Trust Account”) if Broad Capital has not completed its initial business combination, from January 13, 2022 to October 13, 2023 provided Broad Capital deposits $0.0625 per each Broad Capital share (the “Public Shares”) per month extended.

Stockholders of Broad Capital also approved the First Amendment to the Amended and Restated Certificate of Incorporation of Broad Capital at the Special Meeting, giving Broad Capital the right to extend the date by which Broad Capital must (i) consummate a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Broad Capital and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of its common stock included as part of the units sold in the IPO from January 13, 2023 (the “Termination Date”) by up to nine (9) one-month extensions to October 13, 2023 (the “Extension Amendment Proposal”).

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Stockholders Meeting, holders of 4,227,461 of the Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.25 per share, for an aggregate of approximately $43.35 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $60.83 million before the deposit of funds by Broad Capital as described in the following paragraph.

Deposit of Extension Funds

As previously announced on Form 8-K on January 13, 2023, in connection with approval of the Extension Amendment Proposal, Broad Capital elected to exercise the first one month extension to the Termination Date, which extended its deadline to complete its initial business combination from January 13, 2023 to February 13, 2023 and which gave Broad Capital additional time to complete a business combination. Broad Capital caused $0.0625 per share for each Public Share outstanding after giving effect to the redemptions disclosed above, or approximately $370,725.50, to be deposited in the Trust Account. Such funds were provided by Broad Capital’s Sponsor, Broad Capital LLC or its designees pursuant to the Extension Loan described in the proxy statement dated December 28, 2022.

On February 16, 2023, Broad Capital elected to exercise its second-month extension to the Termination Date, which extended its deadline to complete its initial business combination from February 13, 2023 to March 13, 2023, by depositing $0.0625 per share for each Public Share outstanding after giving effect to the redemptions disclosed above, or approximately $370,725.50, in the Trust Account.

On March 10, 2023, Broad Capital elected to exercise its third-month extension to the Termination Date, which extended its deadline to complete its initial business combination from March 13, 2023 to April 13, 2023, by depositing $0.0625 per share for each Public Share outstanding after giving effect to the redemptions disclosed above, or approximately $370,725.50, in the Trust Account.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities or in respect of an initial business combination or PIPE financing and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01.	Exhibits.

Exhibit Number	Description of Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROAD CAPITAL ACQUISITION CORP

Date: March 16, 2023	By:	/s/ Johann Tse
Johann Tse Chief Executive Officer